CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of TIAA-CREF Funds of our report dated December 21, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Social Choice Low Carbon Equity Fund (formerly TIAA-CREF Social Choice Low Carbon Equity Fund) and Nuveen Large Cap Responsible Equity Fund’s (formerly TIAA-CREF Social Choice Equity Fund) Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 12, 2024